Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

FOR IMMEDIATE RELEASE

Contact:	Richard Ehrich Image Sensing Systems 651.603.7706 rehrich@imagesensing.com

Image Sensing Systems Announces Resignation of Dale Parker, CFO
and Interim CEO, and Names Chad Stelzig as New Interim CEO and
Richard Ehrich as New Interim CFO

ST. PAUL, MN (June 27, 2016) – Image Sensing Systems, Inc. (NASDAQ: ISNS) today announced that Dale Parker has resigned as Chief Financial Officer, Interim Chief Executive Officer, Chief Operating Officer and membership to the Board of Directors. As Mr. Parker’s successors, its Board of Directors has appointed Chad Stelzig as Interim Chief Executive Officer and Richard Ehrich as Interim Chief Financial Officer.

“I’d like to thank Dale for his contributions to Image Sensing Systems (ISS),” said Andrew Berger, ISS Executive Chairman. “During his tenure, Dale has contributed to ISS by working to create a solid foundation, which will support growth and profitability in the years ahead.”

Mr. Stelzig has most recently served as Vice President of Engineering of ISS in addition to his prior position as Director of Algorithm and Software Engineering at the Company. Mr. Stelzig has over 15 years of engineering and management experience. Prior to joining ISS, he has held various positions at General Dynamics, C4 Systems, and Lockheed Martin. Mr. Stelzig holds a Masters of Science in Electrical Engineering from the University of Illinois at Chicago. He holds a Bachelor of Arts degree with a concentration in Physics and Mathematics from Hamline University.

“I am honored to have the opportunity to further influence the success of Image Sensing Systems. Leveraging our talented workforce, we will position ourselves for success through disciplined leadership and a tenacious pursuit of innovative solutions,” said Mr. Stelzig. “The Company has built great momentum and has bright prospects. I look forward to working closely with the Board of Directors, executive leadership and Image Sensing staff to continue building on this momentum and driving value for customers and shareholders.”

Mr. Ehrich has most recently served as Controller of ISS. Mr. Ehrich has over twenty years of extensive financial leadership experience and a proven track record working with global, technology-based companies. He has held various financial leadership positions at KPMG LLP and Arthur Andersen within the Transaction Advisory Services and Assurance Services practices. Mr. Ehrich holds a Bachelor of Arts degree with a concentration in Accounting from the University of St. Thomas. He is also a licensed CPA (inactive) in Minnesota.

Mr. Berger commented, “We are very pleased to announce Rich as our new Interim Chief Financial Officer. The breadth of his financial expertise and business experience supporting global, growth-oriented companies make him an excellent fit for the role. Since joining ISS, Rich has brought a strong focus on operational excellence and applying his seasoned financial experience to our business. I am confident that he will play a significant role at ISS as we drive to achieve our long-term goals of sustainable revenue growth, earnings acceleration and strong returns on invested capital.”

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading “Outlook” are forward-looking statements, and words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions identify forward-looking statements in other parts of the release.

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: government contracting; the Company’s significant international business including but not limited to currency value fluctuations, difficulty enforcing agreements and collecting receivables, import and export matters, higher danger of terrorist activity, difficulty in staffing and compliance with laws; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business because the Company’s long-term success depends on its ability to expand its business through new product development, mergers and acquisitions, geographic expansion and service offerings, all of which are subject to inherent risks including but not limited to market demand, market acceptance of products and the ability to advance technology; costs related to development and manufacture of first-of-its-kind products; difficulties obtaining the services of skilled employees; the implementation of business process changes and associated restructuring of the Test business; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability claims and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the irregularity and development of sales, delivery and acceptance cycle for the Company’s products; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets; and cost, reputational and other risks associated with disclosing use of conflict minerals. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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